Muncy Columbia Financial Corporation 8-K

Exhibit 10.3

SECOND AMENDMENT
TO THE

THE MUNCY BANK & TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SECOND AMENDMENT is adopted this 21st day of May, 2019 by and between

The Muncy Bank & Trust Company, (the “Company”) and Robert Glunk (the “Executive”).

The Company and the Executive are parties to a Supplemental Executive Retirement Agreement adopted on May 17, 2016 (as amended, the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to amend the Agreement by the execution and delivery of this Second Amendment.

NOW, THEREFORE, the Company and the Executive adopt the following amendments to the Agreement:

Section 2.2 of the Agreement shall be amended and replaced as follows:

2.2 Early Termination Benefit: If Early Termination occurs before June 1, 2019, the Company shall not pay any benefit hereunder. If Early Termination occurs after May 31, 2019, the Company shall pay the Executive the annual benefit amount shown on Schedule A for the Plan Year ending immediately prior to Separation from Service in lieu of any other benefit hereunder. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

The Schedule A attached to the Agreement shall be deleted in its entirety and replaced by the Schedule A attached hereto.

IN WITNESS OF THE ABOVE, the Executive and a representative of the Company have executed and delivered this Second Amendment as indicated below.

Executive	Company

/s/ Robert J. Glunk	By:	/s/ Beth A. Benson
Title: HR Director/Corporate Secretary

Supplemental Executive Retirement Plan

Schedule A

Robert J. Glunk

Birth Date: XX/XX/1964 *Plan Anniversary Date: 12/31/2019* *Normal Retirement: 09/13/2029, Age 65* *Normal Retirement Payment: Monthly for 15 Years*		**Early Termination** Amount Payable Monthly for 15 Years at Separation from Service	**Disability** Amount Payable Monthly for 15 Years at Normal Retirement Age	**Change In Control** Amount Payable Monthly for 15 Years Upon Separation	**Death** Amount Payable Monthly for 15 Years Upon Death
Values As Of	**Age**	**Annual Benefit[1]**	**Annual Benefit[1]**	**Annual Benefit[1,2]**	**Annual Benefit[1,2]**
Jun 2019	54	27,730	41,895	90,601	150,000
Dec 2019	55	33,372	49,257	93,217	150,000
Dec 2020	56	43,354	61,486	97,878	150,000
Dec 2021	57	53,742	73,236	102,772	150,000
Dec 2022	58	64,554	84,525	107,910	150,000
Dec 2023	59	75,806	95,373	113,306	150,000
Dec 2024	60	87,517	105,797	118,971	150,000
Dec 2025	61	99,705	115,812	124,920	150,000
Dec 2026	62	112,389	125,435	131,166	150,000
Dec 2027	63	125,591	134,681	137,724	150,000
Dec 2028	64	139,330	143,566	144,610	150,000
Sep 2029	65	150,000	150,000	150,000	150,000

The first line represents the initial plan values as of the plan implementation date of June 01, 2019.

[1] The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

[2] Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

SERP: The Muncy Bank and Trust Company - Muncy, PA
10678#, 17378#, 43395#, 04/30/2019

FIRST AMENDMENT
TO THE

THE MUNCY BANK & TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS FIRST AMENDMENT is adopted this 28th day of July, 2016 by and between The Muncy Bank & Trust Company, (the “Company”) and Robert Glunk (the “Executive”).

The Company and the Executive are parties to a Supplemental Executive Retirement Agreement adopted on May 17, 2016 (the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to increase the death benefit amount.

NOW, THEREFORE, the Company and the Executive adopt the following amendments to the Agreement:

The Schedule A attached to the Agreement shall be deleted in its entirety and replaced by the Schedule A attached hereto.

IN WITNESS OF THE ABOVE, the Executive and a representative of the Company have executed this First Amendment as indicated below.

Executive:	Company:

/s/ Robert J. Glunk	By:	/s/ Karen J. Brandis
Title: Corp Secretary/HR Mgr

Supplemental Executive Retirement Plan

Schedule A

Robert J. Glunk

Birth Date: XX/XX/1964 *Plan Anniversary Date: 12/31/2016* *Normal Retirement: 09/13/2029, Age 65* *Normal Retirement Payment: Monthly for 15 Years*		**Early Termination** Amount Payable Monthly for 15 Years at Separation from Service	**Disability** Amount Payable Monthly for 15 Years at Normal Retirement Age	**Change In Control** Amount Payable Monthly for 15 Years Upon Separation	**Death** Amount Payable Monthly for 15 Years Upon Death
Values As Of	**Age**	**Annual Benefit[1]**	**Annual Benefit[1]**	**Annual Benefit[1,2]**	**Annual Benefit[1,2]**
May 2016	51	0	0	77,947	150,000
Dec 2016	52	0	9,501	80,524	150,000
Dec 2017	53	0	23,285	84,551	150,000
Dec 2018	54	0	36,531	88,778	150,000
Dec 2019	55	0	49,257	93,217	150,000
Dec 2020	56	43,354	61,486	97,878	150,000
Dec 2021	57	53,742	73,236	102,772	150,000
Dec 2022	58	64,554	84,525	107,910	150,000
Dec 2023	59	75,806	95,373	113,306	150,000
Dec 2024	60	87,517	105,797	118,971	150,000
Dec 2025	61	99,705	115,812	124,920	150,000
Dec 2026	62	112,389	125,435	131,166	150,000
Dec 2027	63	125,591	134,681	137,724	150,000
Dec 2028	64	139,330	143,566	144,610	150,000
Sep 2029	65	150,000	150,000	150,000	150,000

The first line represents the initial plan values as of the plan implementation date of May 01, 2016.

[1] The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

[2] Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

SERP: The Muncy Bank and Trust Company - Muncy, PA
10678#, 12692#, 20311#, 04/06/2016

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Agreement”), by and between The Muncy Bank & Trust Company, located in Muncy, Pennsylvania (the “Company”), and Robert Glunk (the “Executive”), made this 17th day of May, 2016, formalizes the agreements and understanding between the Company and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Company;

WHEREAS, the Company recognizes the valuable services the Executive has performed for the Company and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Company wishes to provide the terms and conditions upon which the Company shall pay additional retirement benefits to the Executive;

WHEREAS, the Company and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Company intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Company.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Company and the Executive agree as follows:

ARTICLE 1 DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1         “Accrued Benefit” means the dollar value of the liability that should be accrued by the Company, under Generally Accepted Accounting Principles, for the Company’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 and the Discount Rate.

1.2         “Administrator” means the Board or its designee.

1.3         “Affiliate” means any business entity with whom the Company would be considered a single Company under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4         “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.5         “Board” means the Board of Directors of the Company.

1.6         “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Company; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company; or fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company.

1.7         “Change in Control” means any of the following:

(A)       any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 25% of the combined voting power of the Corporation’s then outstanding securities; or

(B)       the liquidation or dissolution of the Corporation or the Company or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

(C)       the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)       the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)       any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Participant.

(F)       during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.8         “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9         “Code” means the Internal Revenue Code of 1986, as amended.

1.10       “Corporation” means Muncy Bank Financial, Inc.

1.11       “Disability” means a condition of the Executive whereby the Executive either:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.12       “Discount Rate” means the rate used by the Administrator for determining the Accrued Benefit. The initial Discount Rate is a four per cent (4%) annual rate, compounded monthly. The Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and applicable bank regulatory guidance.

1.13      “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs following a Change in Control or due to termination for Cause.

1.14       “Effective Date” means May 1, 2016.

1.15       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16       “Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.17       “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.18        “Schedule A” means the schedule attached hereto and made a part hereof. Schedule A shall be updated upon a change to any of the benefits described in Article 2 hereof.

1.19       “Separation from Service” means a termination of the Executive’s employment with the Company and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Company or its Affiliates after that date, provided that the facts and circumstances indicate that the Company and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Company, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Company. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “Company” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.20       “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Company as such term is defined in Code §416(i) (without regard to Code

§416(i)(5)), provided that the stock of the Company is publicly traded on an established securities market or otherwise, as defined in Code §1.897-l(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE 2 PAYMENT OF BENEFITS

2.1         Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Company shall pay the Executive an annual benefit in the amount of One Hundred Fifty Thousand Dollars ($150,000) in lieu of any other benefit hereunder. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.2         Early Termination Benefit. If Early Termination occurs before May 1, 2021, the Company shall not pay any benefit hereunder. If Early Termination occurs after April 30, 2021, the Company shall pay the Executive the annual benefit amount shown on Schedule A for the Plan Year ending immediately prior to Separation from Service in lieu of any other benefit hereunder. Additionally, this benefit amount shall be increased by a pro rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.3         Disability Benefit. In the event the Executive suffers a Disability prior to Separation from Service and Normal Retirement Age the Company shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Disability in lieu of any other benefit hereunder. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Disability takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age.

2.4         Change in Control Benefit. If a Change in Control occurs followed by Separation from Service prior to Normal Retirement Age, the Company shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Separation from Service, in lieu of any other benefit hereunder. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.5         Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service and Disability, the Employer shall pay the Beneficiary the annual benefit shown on Schedule A for the Plan Year ending immediately prior to the Executive’s death, in lieu of any other benefit hereunder. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which the Executive’s death takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following the Executive’s death.

2.6         Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Company shall pay the Beneficiary the same amounts at the same times as the Company would have paid the Executive had the Executive survived.

2.7         Termination for Cause. If the Company terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.8         Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

2.9          Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A- 3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws;

(iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.10        Delays in Payment by Company. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Company treats all payments to similarly situated participants on a reasonably consistent basis.

(a)       Payments subject to Code Section 162(m). If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)       Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)       Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Company to continue as a going concern.

2.11        Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Company cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Company does not have sufficient funds to make the payment without jeopardizing the Company’s solvency, in the first calendar year in which the Company’s funds are sufficient to make the payment.

2.12        Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Company and the Administrator from further liability on account thereof.

2.13        Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Company shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

2.14        Changes in Form or Timing of Benefit Payments. The Company and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)       must take effect not less than twelve (12) months after the amendment is made;

(b)       must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)       must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)       may not accelerate the time or schedule of any distribution.

2.15        One Benefit Only. The Executive and Beneficiary are entitled to only one benefit under this Agreement, which shall be determined by the first event to occur that causes a benefit to be paid under this Agreement. The subsequent occurrence of other events shall not entitle the Executive or Beneficiary to other or additional benefits hereunder.

ARTICLE 3 BENEFICIARIES

3.1          Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2         Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Company shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Company shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4 ADMINISTRATION

4.1         Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Company, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2         Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3         Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4         Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Company to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Company.

4.5         Company Information. The Company shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6         Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7         Compliance with Code Section 409A. The Company and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1          Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)       Initiation - Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)       Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)       Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2          Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)       Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b)       Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)       Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)       Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)       Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 6 AMENDMENT AND TERMINATION

6.1          Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Company and the Executive.

6.2          Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Company at any time, if found necessary in the opinion of the Company, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Company’s auditors or banking regulators.

6.3          Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Company and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

6.4          Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Company may completely terminate and liquidate the Agreement. In the event of a complete termination under subsection (a) or (c) below, the Company shall pay the Executive the Accrued Benefit. In the event of a complete termination under subsection (b) below, the Company shall pay the Executive the present value of the benefit described in Section 2.4, calculated using an annual discount rate of four percent (4%), compounded monthly. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)       Corporate Dissolution or Bankruptcy. The Company may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)       Change in Control. The Company may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Company which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Company takes the irrevocable action to terminate the arrangements.

(c)       Discretionary Termination. The Company may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Company takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Company takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Company nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Company takes the irrevocable action to terminate this Agreement.

ARTICLE 7 MISCELLANEOUS

7.1          No Effect on Other Rights. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2          State Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania except to the extent preempted by the laws of the United States of America.

7.3          Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4          Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5          Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Company purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.6          Life Insurance. If the Company chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Company or the insurance company designated by the Company.

7.7          Unclaimed Benefits. The Executive shall keep the Company informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Company within three years after the date upon which any payment of any benefits may first be made, the Company shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Company; however, the Company shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Company may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Company by the end of an additional two (2) month period following expiration of the three (3) year period, the Company may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Company, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8          Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

7.9          Regulatory Restrictions.

a)       Removal. If the Executive is removed from office or permanently prohibited from participating in the Company’s affairs by an order issued under section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(l), all obligations of the Company under this Agreement shall terminate as of the effective date of the order.

b)       Default. Notwithstanding any provision of this Agreement to the contrary, if the Company is in “default, or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

c)       FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Company, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the Executive that have already vested shall not be affected, however.

7.10        Competition after Separation from Service. The Executive shall forfeit all rights to any further benefits hereunder if the Executive, without the prior written consent of the Company, violates any of the following restrictive covenants.

(a)      Non-compete provision. The Executive shall not, for the term of this Agreement and until all benefits hereunder have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly-traded company):

(i)        become employed by, participate in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within fifty (50) miles of any office maintained by the Corporation or any of its subsidiaries as of the date of the termination of the Executive’s employment;

(ii)       participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation or any of its subsidiaries during the three (3) years preceding the termination of the Executive’s employment;

(iii)     assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Corporation or any of its subsidiaries or transaction involving the Corporation or any of its subsidiaries;

(iv)     sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Corporation or any of its subsidiaries (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Corporation or any of its subsidiaries, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v)      divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Corporation or any of its subsidiaries, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Corporation or any of its subsidiaries, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation or any of its subsidiaries. The restrictions contained in this subsection (v) apply to all information regarding the Corporation or any of its subsidiaries, regardless of the source that provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

(b)      Judicial Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions of Section 7.l0(a), the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Corporation or any of its subsidiaries, and further recognizes that in such event monetary damages may be inadequate to fully protect the Corporation or any of its subsidiaries. Accordingly, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 7.l0(a), the Executive consents to the Corporation’s or any of its subsidiaries’ entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Corporation’s or any of its subsidiaries’ rights hereunder and preventing the Executive from further any of the Executive’s obligations set out herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Corporation or any of its subsidiaries post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Corporation or any of its subsidiaries from pursuing any other remedies available to the Corporation or any of its subsidiaries at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 7.l0(a) are reasonable in terms of scope, duration, geographic area and otherwise; (ii) the protections afforded the Corporation or any of its subsidiaries in Section 7.l0(a) are necessary to protect its legitimate business interest; (iii) the restrictions set forth in Section 7.l0(a) will not be materially adverse to the Executive’s employment with the Company; and (iv) the Executive’s agreement to observe such restrictions forms a material part of the consideration for this Agreement.

(c)      Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

(d)      Change in Control. The non-competition provision detailed in this Section 7.10 shall not apply following a Change in Control.

7.11       Notice. Any notice, consent or demand required or permitted to be given to the Company or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Company’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.12       Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.13       Alternative Action. In the event it becomes impossible for the Company or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Company or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative act does not violate Code Section 409A.

7.14       Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Company. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.15       Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.16       Tax Withholding. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.17       Aggregation of Agreement. If the Company offers other non-qualified deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Company have executed this Agreement document as indicated below:

Executive:	Company:

/s/ Robert J. Glunk	By:	/s/ Karen J. Brandis
Its: Corporate Secretary/HR Manager

Supplemental Executive Retirement Plan

Schedule A

Robert J. Glunk

Birth Date: XX/XX/1964 *Plan Anniversary Date: 12/31/2016* *Normal Retirement: 09/13/2029, Age 65* *Normal Retirement Payment: Monthly for 15 Years*		Early Termination Amount Payable Monthly for 15 Years at Separation from Service	Disability Amount Payable Monthly for 15 Years at Normal Retirement Age	Change In Control Amount Payable Monthly for 15 Years Upon Separation	Death Amount Payable Monthly for 15 Years Upon Death
Values As Of	**Age**	**Annual Benefit[1]**	**Annual Benefit[1]**	**Annual Benefit[1,2]**	**Annual Benefit[1,2]**
May 2016	51	0	0	77,947	100,000
Dec 2016	52	0	9,501	80,524	100,000
Dec 2017	53	0	23,285	84,551	100,000
Dec 2018	54	0	36,531	88,778	100,000
Dec 2019	55	0	49,257	93,217	100,000
Dec 2020	56	43,354	61,486	97,878	100,000
Dec 2021	57	53,742	73,236	102,772	100,000
Dec 2022	58	64,554	84,525	107,910	100,000
Dec 2023	59	75,806	95,373	113,306	100,000
Dec 2024	60	87,517	105,797	118,971	100,000
Dec 2025	61	99,705	115,812	124,920	100,000
Dec 2026	62	112,389	125,435	131,166	112,389
Dec 2027	63	125,591	134,681	137,724	125,591
Dec 2028	64	139,330	143,566	144,610	139,330
Sep 2029	65	150,000	150,000	150,000	150,000

The first line represents the initial plan values as of the plan implementation date of May 01, 2016.

[1] The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

[2] Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

SERP: The Muncy Bank and Trust Company - Muncy, PA
10678#, 12692#, 20311#, 04/06/2016